UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): February 2, 2023

Commission File Number 001-39223

MUSCLE MAKER, INC.

(Exact name of small business issuer as specified in its charter)

Nevada	47-2555533
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1751 River Run, Suite 200, Fort Worth, Texas 76107

(Address of principal executive offices)

(832) 604-9568

(Issuer’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $0.0001 par value	GRIL	The Nasdaq Stock Market

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 19, 2022, Muscle Maker, Inc. (the “Company”) formed Sadot LLC, a Delaware limited liability company and a wholly owned subsidiary of the Company (“Sadot”). On November 14, 2022 (the “Effective Date”), the Company, Sadot and Aggia LLC FC, a company formed under the laws of the United Arab Emirates (“Aggia”) entered into a Services Agreement whereby Sadot engaged Aggia to provide certain advisory services to Sadot for creating, acquiring and managing Sadot’s business of delivering food farm to table, wholesaling food and engaging in the purchase and sale of physical food commodities. The closing date of the Services Agreement was November 16, 2022. The parties entered into an Addendum 1 to the Services Agreement on November 17, 2022.

Subject to certain net income thresholds, Aggia has the right to nominate up to eight directors (the “Designated Directors”) to the Board of Directors (the “Board”) of the Company, seven of which will meet the independence requirements of the NASDAQ Capital Market and the Company will take such actions as reasonably required to name the directors which Aggia has the right to nominate to the Board. On December 27, 2022, Aggia nominated Benjamin Petel as the initial Designated Director and the Board voted to increase the size of the Board from seven to eight and appointed Mr. Petel as a director of the Company to fill such vacancy. As of December 31, 2022, Sadot has generated $3.3 million in net income and, as a result, Aggia was entitled to nominate two additional board members. On February 2, 2023, the Company voted to increase the size of the Board from eight to ten and approved the appointment of Ms. Hannah Oh and Mr. Ray Shankar to the Board of Directors effective March 1, 2023. Since January 1, 2020, the Company and Ms. Oh and Mr. Shankar have not entered into any transaction nor is there any currently proposed transaction, in which the Company was or is to be a participant involving an amount exceeding $120,000, and in which Ms. Oh and Mr. Shankar had or will have a direct or indirect material interest.

Ms. Oh, age 37, is an experienced agri-food business leader and certified sustainability professional, with broad experiences and a proven track record in driving organizational and digital/data driven transformations; developing commercial strategies and brand campaigns; and operationalizing integrated business planning and supply chain strategies. Ms. Oh is an active member of Singapore’s agtech start-up scene, as an investor and advisor to entrepreneurs and companies in agri-food business, urban farms, and climate tech. For the past 15 years Ms. Oh has held various roles with Bayer Crop Science and Monsato Company, which was acquired by Bayer AG, including Head of Marketing Excellence, Head of Sales and Operations and Business Intelligence, and Head of Customer Analytics and Customer Experience among other roles. Ms. Oh graduated from Macalester College with a B.A. in Economics and Asian Studies in May 2007.

Mr. Shankar, age 47, has been a Partner since 2019 at Oon & Bazul LLP, a prominent regional law firm where Mr. Shankar manages the Private Wealth and Family Office Practice where he routinely advises ultra-high net worth families on the structuring of their family offices, tax and immigration incentive applications as well as legacy planning. Mr. Shankar specializes in advising on the establishment of family offices, which includes legacy and estate planning, wills, trusts, family charters/constitutions, tax efficient structures and succession planning. Prior to joining Oon & Bazul LLP, Mr. Shankar served as the Managing Director of Ring City Limited, a group of operating companies in various sectors. Mr. Shankar received his Bachelor of Laws (LLB) from the National University of Singapore in 2001.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

MUSCLE MAKER, INC.

By:	/s/ Michael Roper
Name:	Michael Roper
Title:	Chief Executive Officer

Date:February 7, 2023